                         REPAIR, OVERHAUL, EXCHANGE, WARRANTY
                                         AND
                                DISTRIBUTION AGREEMENT





                                       BETWEEN





                              DUNLOP EQUIPMENT DIVISION

                                         AND

                                 HAWKER PACIFIC, INC.


-------------------------------------------------------------------------------

THE [*] INDICATES THAT PORTIONS OF TEXT HAVE BEEN DELETED AND ARE BEING FILED UNDER SEPARATE COVER WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

           REPAIR, OVERHAUL, EXCHANGE, WARRANTY AND DISTRIBUTION AGREEMENT


    This Repair, Overhaul, Exchange, Warranty and Distribution Agreement ("Agreement") is made and effective as if this 1st day of November, 1996 by and between;

    DUNLOP EQUIPMENT DIVISION, a Company existing and organized under the laws of England and having a place of business at Holbrook Lane, Coventry CV6 4AA, England, hereinafter referred to as "Equipment Division,"


    represented by P.G. SMITH, Director and General Manager

    and


    HAWKER PACIFIC, INC., a Company existing and organized under the laws of the State of California and having a place of business at 11310 Sherman Way, Sun Valley, CA 91352 - USA, hereinafter referred to as "Hawker,"


    represented by David L. LOKKEN, President and Chief Executive Officer,



    herein collectively referred to as the "Parties'' or individually as a "Party".


                                       2 of 19

           REPAIR, OVERHAUL, EXCHANGE, WARRANTY AND DISTRIBUTION AGREEMENT


                                       CONTENTS
         THE PARTIES
                                                                          page
                                                                          ----
      CONTENTS

      WITNESSETH

    1.   SUBJECT AND SCOPE                                                 6

    2.   EQUIPMENT DIVISION'S OBLIGATIONS                                  6
         2.1   Technical and Logistics Support                             6
         2.3   Special Tooling and Test Benches                            7
         2.4   Sole Rights                                                 8

    3.   HAWKER'S OBLIGATIONS                                              9
         3.1   Quality Requirements                                        9
         3.2   Technical and Logistics Support                             9
         3.3   Non-Competition                                            10

    4.   PIECE PARTS AND END ITEMS                                        10
         4.5   Manufacture and Distribution                               10
         4.6   Initial Provisioning                                       10
         4.7   Price Catalogues                                           10
         4.8   Discounts                                                  11
         4.9   Special Pricing                                            11
         4.10  Priority                                                   11

    5.   CONDITIONS OF DELIVERY, INVOICES AND PAYMENT                     11

    6.   WARRANTIES                                                       11
         6.1   Equipment Division Vendor Standard Warranty                11

    7.   LIABILITY                                                        14
         7.1   Hawker's Indemnification                                   14
         7.2   Equipment Division's Indemnification                       14

    8.   EXCUSABLE DELAY                                                  14

    9.   TERM OF AGREEMENT AND TERMINATION                                15


                                       3 of 19
                                                                          page
                                                                          ----

    10.  NOTICES                                                          15

    11.  APPLICABLE LAW AND LITIGATION                                    16

    12.  SURVIVORSHIP                                                     16

    13.  ASSIGNMENT                                                       17

    14.  INVENTORY BUY BACK                                               17

    15.  MISCELLANEOUS                                                    17

    16.  WAIVER                                                           18

    17.  VOID PROVISIONS                                                  18

    18.  AMENDMENTS                                                       19

    19.  INSPECTION VISITS                                                19

    20.  ENTIRE AGREEMENT                                                 19


                                       4 of 19

                                      WITNESSETH

WHEREAS, Equipment Division, is an Original Equipment Manufacturer (O.E.M.), and seller of various helicopter and fixed wing equipment and provides for certain repair, overhaul and exchange services in connection therewith,

WHEREAS, Hawker heretofore provided such services for Equipment Division as well as distribution for same,


WHEREAS, in connection with the Sale of Hawker, the Parties wish to enter into this Agreement providing for the continuation of such services and distribution upon the terms and conditions herein,


NOW THEREFORE, in consideration of the mutual convenants contained herein, the Parties agree as follows:


                                       5 of 19

1   SUBJECT AND SCOPE

    Equipment Division hereby appoints Hawker as its sole source for all repair, overhaul and exchange work whether warranty or otherwise (hereinafter collectively referred to as the "Work") of all Equipment Division manufactured equipment (hereinafter collectively referred to as the "Equipment"). Hawker's sole rights pursuant to this Article 1 shall be for aircraft operated only in the territories of North, Central and South America, including the Caribbean (hereinafter referred to as the "Territory").

    Further, subject to the terms and conditions contained herein, Equipment Division hereby appoints Hawker as the sole distributor and sole source for Equipment in the Territory.


2   EQUIPMENT DIVISION'S OBLIGATIONS

    2.1  TECHNICAL AND LOGISTICS SUPPORT

         In order to give Hawker all required qualifications for support of the Equipment, Equipment Division shall provide the following to
         Hawker:

       A. Documentation (Free of Charge)

         - Components Maintenance Manuals (CMM) and their revisions
         - Service Bulletins, Service Newsletters and technical instructions
         - General procedures
         - Tooling and other drawings (as required)
         - Material Specification Data Sheets (MSDS)
         - Price lists of end-items and piece parts

       B. Training

         As and when agreed by the Parties, Equipment Division shall train a reasonable number of Hawker technicians in Equipment Division's and/or Hawker's facilities for familiarization with:

         1. Overhaul and maintenance procedures

         2. All technical data relating to the operational characteristics of such Equipment including for example load limits, service lives etc.

         As consideration for such services, Hawker shall pay a basic training fee to be agreed by the Parties. In addition, reasonable and ordinary travel, food and lodging expenses incurred by Equipment Division employees or agents connected with the training of


                                       6 of 19

            Hawker personnel at Hawker's facility shall be reimbursed by Hawker upon receipt of proper evidential matter.

            Hawker's personnel will be required to meet any requirements of regulatory authorities having jurisdiction relating to security matters before being allowed to enter Equipment Division facilities. All costs and expenses incurred by Hawker personnel in connection with such training shall be borne by Hawker.

         C. Quality and Technical Assistance

            Equipment Division shall have the right from time to time to perform quality audits with no less than 48 hours prior written notice. Reasonable corrective actions shall be applied by Hawker as recommended by Equipment Division in relation thereto.

         D. Technical Support

            Equipment Division shall provide technical support to Hawker by way of promptly answering technical queries raised by Hawker relating to the repair, overhaul, exchange and warranty of the Equipment in order that Hawker will be in good position to meet its commitments to its customers with Mean Time To Repair ("MTTR") consistent with market standards. Equipment Division's answers shall include technical opinions and repair and servicing solutions and procedures.

            Equipment Division will also provide technical personnel for assistance in Hawker field support visits, when deemed necessary by both Parties.

            Equipment Division and Hawker will exchange visit reports that include sufficient information regarding Equipment Division product performance, technical issues and data collection for operator visits conducted in Hawker territory.

            All services and information described in this Section D shall be provided by Equipment Division at no charge to Hawker.

         E. Operator Support

            To the extent it is aware of the same, Equipment Division will keep Hawker appraised of any and all operator conferences, meetings, vendor liaison, cost-of-ownership programs, etc. that concern, or involve, operators in the Territory.


2.2 SPECIAL TOOLING AND TEST BENCHES

    The specific tooling and test benches necessary to repair and overhaul the Equipment shall be provided by Equipment Division, if required, subject to Hawker's acceptance of Equipment Division's quotation.


                                       7 of 19

         Subject to the reasonable approval of Equipment Division quality personnel, Hawker may adapt at its own expense its test benches so as to perform the tests required in the Equipment Division CMM's.


    2.3 SOLE RIGHTS

         In recognition of Hawker's sole rights hereunder Equipment Division covenants and agrees as follows;

         A. Equipment Division shall instruct its authorized repair entities, including but not limited to Dunlop Aviation Services (hereinafter referred to as "DAS"), to not knowingly in any manner, directly or indirectly, solicit, accept or otherwise conduct any Work on Aircraft operating only in the Territory. Equipment Division shall instruct its authorized repair entities including DAS to refer all inquiries for Work in or originating from the Territory to Hawker.

         B. Equipment Division shall not distribute or sell in any manner, directly or indirectly, piece parts or end-item spares for Equipment on aircraft operating only in the Territory. Equipment Division shall refer all inquiries for Equipment spares sales in or originating from the Territory to Hawker.

         C. Equipment Division shall not appoint any other facility as an "approved" Equipment Division repair, overhaul, exchange and/or warranty facility located in or providing service to or Work on aircraft operated only in the Territory, nor consent or agree for any such facility to represent itself as "approved" by Equipment Division.

         D. Notwithstanding the foregoing, nothing herein shall prevent Equipment Division from:

              (iv) entering into agreements otherwise prohibited pursuant to this Section 2.3 but only in order to obtain or retain sole source status on an aircraft from the aircraft constructor or subcontractor thereof;

              (v) distributing or selling piece parts and end-item spares for Equipment on Aircraft operated in the Territory only if Equipment Division has an existing long term contractual obligation to do so or must do so to obtain or retain sole source status on an aircraft from the aircraft constructor or subcontractor thereof.

         E. The foregoing provisions in this Section 2.3 shall be deemed to bind Equipment Division and all of its affiliates and a breach of said provisions by any such affiliate shall be deemed to be a breach by Equipment Division.


                                       8 of 19

3   HAWKER'S OBLIGATIONS

    Hawker commits itself to repair and overhaul the Equipment within MTTR consistent with prevailing market standards and in a manner that will not materially prejudice Equipment Division's market position and reputation.

3.1 QUALITY REQUIREMENTS

    Hawker's capacity to comply satisfactorily with Equipment Division's quality standards shall be audited by Equipment Division at timely intervals. Any audit of Hawker's facilities by Equipment Division shall be done consistent with Section 2.1.C hereof.

    Hawker shall employ technicians and quality assurance personnel fully competent to perform the work required by this Agreement and, in compliance with all regulatory authorities having jurisdiction.

    It is mutually agreed and understood that neither Equipment Division's appointment of Hawker as its sole source for repair, overhaul and warranty work, nor Equipment Division's quality approval will, in any way, be construed as a guarantee by Equipment Division of Hawker performance.


3.2 TECHNICAL AND LOGISTICS SUPPORT

    Hawker shall use all technical information given by Equipment Division for the sole purpose of providing qualified repairs, and shall not use such data (such as drawings, etc.) for the manufacture of parts without Equipment Division's written permission. Similarly, Hawker shall not publish this technical information nor disclose it to third parties.

    All such information and data (including but not limited to, any and all copies and reproductions thereof in whole or in part) shall remain the property of Equipment Division and shall be promptly returned to Equipment Division at the expiration of this Agreement.

    In conjunction with Equipment Division, Hawker agrees to provide all aircraft operators in the Territory with Equipment Division equipped aircraft with technical support for maintenance of Equipment. This support will include, but not be limited to:

    A. Operator contact and product performance monitoring and feedback.

    B. Coordinated technical visits with Equipment Division technical personnel where deemed appropriate by Equipment Division.


                                       9 of 19

    C. Hawker will provide comprehensive visit reports that include sufficient information regarding Equipment Division product performance, technical issues and data collection for warranty adjudication.

   3.3   NON-COMPETITION

    Hawker agrees not to knowingly solicit or accept any repair, overhaul, exchange or warranty business, directly or indirectly, generated outside the Territory.

    Hawker agrees not to knowingly distribute directly or indirectly any Equipment outside the Territory.


4   PIECE PARTS AND END-ITEMS

    4.1  MANUFACTURE AND DISTRIBUTION

         The manufacture of Equipment piece parts and end items are the responsibility of Equipment Division, while the distribution of same in the Territory is the sole responsibility of Hawker.

         Hawker shall utilize published lead times as noted in Equipment Division's current year price list for provisioning of said parts. In addition, where Equipment Division takes advance action to provision spare part manufacture in support of Aircraft operators, Hawker shall receive the benefit of identical provisioned lead times to the extent Equipment Division's capacity allows.

         Both Equipment Division and Hawker acknowledge that certain modifications or equipment failures can result in unexpected piece parts consumption by operators. In view of that fact, Equipment Division agrees to exert reasonable commercial efforts so that Equipment Division can give reasonable priority to deliver piece parts ordered by Hawker so as to protect Hawker and the operators from long lead time exposures.


    4.2  INITIAL PROVISIONING

         Hawker shall issue purchase orders for the provisioning of an initial piece parts inventory based on the CMM's sent by Equipment Division.


                                       10 of 19
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    4.3  PRICE CATALOGUES

         Following Equipment Division announcement of a spares price increase (for which normally 90 days will be given), Equipment Division will provide Hawker annually with at least one (1) printed copy and one (1) diskette copy (Lotus 123 or Excel format) of all revised list price catalogues in UK Pounds for the Equipment. The Parties anticipate that, under normal circumstances, prices will be maintained for a 12 month period commencing January 1 each year.

    4.4  DISCOUNTS

         The sales prices for all Equipment purchased by Hawker from Equipment Division, whether piece parts or end items, shall be priced to Hawker at a discount from the list prices set forth in the appropriate Catalogue. Such discount, shall be [*] percent.

    4.5  SPECIAL PRICING

         In the event the Parties identify additional circumstances and market pressure which necessitate special pricing for certain Equipment, then the Parties shall jointly agree to additional or revised special pricing. No special pricing exists as of the commencement of the Agreement.

    4.6  PRIORITY

         Subject to timely ordering in accordance with published leadtimes, Hawker shall receive equivalent delivery priority with respect to piece part and end item orders as given to Equipment Division's operator customers.


5   CONDITIONS OF DELIVERY, INVOICES AND PAYMENT

         Prices charged Hawker by Equipment Division shall be established in accordance with Section 4 herein and are to be those existing on order date. All other delivery conditions shall be as indicated in the price catalogues.

         Invoices by Equipment Division to Hawker shall be in UK Pounds.

         Payment terms shall be net thirty (30) days from receipt of the material.


6   WARRANTIES

    6.1  EQUIPMENT DIVISION VENDOR STANDARD WARRANTY

         Equipment Division warrants all materials supplied to be:


                                       11 of 19

         In compliance with applicable regulations and with approved drawings, as well as with agreed specifications and test procedures included in the order.

         Free from defects in material, workmanship and operation, and from faults inherent in design and manufacture.

         Unless otherwise agreed in agreements between Equipment Division and aircraft constructors and subsequent flow down to Aircraft operators (details of which shall be supplied to Hawker), the duration of the warranty for Equipment Division components is as follows:

         - standard manufacturer's warranty after delivery to the operator of the Equipment in which the item is incorporated, or standard manufacturer's warranty after delivery of the Equipment to Hawker, as the case may be.

         The warranty covers the repair or replacement (at Equipment Division's option) of the defective Equipment at no charge to the customer.

         The warranty covers expenses actually incurred which are related to transportation and customs, inward and outward, from the operator base to Hawker's plant.

         The warranty does not cover labor expenses related to installation, removal, or tests by operator, and does not include any indemnity either for possible use of an alternate piece of Equipment or for unserviceability.

         In no event shall Equipment Division be liable for incidental or consequential losses or damages. The warranties of merchantability and fitness for a particular use or purpose, and all other warranties, express or implied, are disclaimed.

         The warranty does not apply to failures caused by the improper use, handling, installation, operation or maintenance.

         Unauthorized opening, altering, tampering or modification of a piece of Equipment or of a spare part are considered as improper use.

         The components of the Equipment or spare parts which are not manufactured by Equipment Division and can be considered as vendor parts cannot be guaranteed beyond the warranty period given by their respective vendor.

         The operator must be capable of proving that the operation time covered by the warranty has not expired. The operator must also provide all necessary documentary evidence to substantiate his claim.


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         No defective piece of Equipment or spare part is to be returned to
         Equipment Division except with the written consent of one of Equipment Division's authorized representatives.

         The return of any piece of Equipment or spare part will be made in accordance with Equipment Division shipping instructions.

         The warranty obligation only exists if Equipment Division or one of its authorized representatives is informed of the failure within sixty
         (60) days of its discovery.

         Equipment or spare parts repaired or replaced under warranty shall be re-warranted for the remaining portion of the effective warranty.

         Hawker will comply with the agreed warranty claim procedure effective as of the date of signature of this Agreement, or, as may be amended from time to time by mutual consent between the Parties, including the filing of a report which sets forth the reasons for acceptance or rejection of any warranty claim.

         Hawker is not responsible for placing an advance order for the stock necessary for warranty work. Upon Hawker's request the parts which are not available at Hawker will be shipped by Equipment Division on an expedited basis.

         - WORK PERFORMED IN CONNECTION WITH WARRANTY CLAIMS:

         The work performed in connection with warranty claims which are accepted by Hawker and which may require prior approval by Equipment Division as described below shall be invoiced by Hawker to Equipment Division in the following manner:

           a) Replacement piece parts shall be invoiced by Hawker at their actual "landed" cost to Hawker (i.e. the full cost purchase price plus provisioning costs) incurred by Hawker to have parts entered into its inventory).

           b) Direct man hours expended by Hawker for test, disassembly, repair, calibration, re-assembly, inspection and final tests shall be invoiced at the current agreed billing rate in effect on the date the work is performed. The agreed billing rate is sixty (60.00) US Dollars per manhour for 1996. The Parties will reasonably revise the agreed billing rate annually.

           c) Subcontracting incurred by Hawker in fulfillment of these warranty claims shall with prior agreement of Equipment Division be invoiced by Hawker to Equipment Division at reasonable actual and substantiated incurred costs.

           d) Terms of payment accepted by Equipment Division for these warranty charge-backs are net thirty (30) days in US Dollars, wire transferred to Hawker's USA bank account.


                                       13 of 19
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         Hawker is authorized to accept or to reject the validity of any routine warranty claim by operators and to proceed with the accepted warranty repair.

         Hawker shall notify Equipment Division at the end of each month of the receipt of all warranty claims. Hawker shall attach to any claim and related notification a shop findings report and a technical opinion summary. After repair, Hawker shall send a complete report to Equipment Division.

         Equipment Division reserves the right, at its option, in case of the repeated and unusual failure of any Equipment, or in other specific cases (modification programs, or special investigation possibly necessitating a fleet-wide rework), either to delegate the work to Hawker, if Hawker accepts to perform this activity, or to carry out needed repair and/or modification and/or investigation at Equipment Division's facility if Hawker declines.


7   LIABILITY

    7.1  HAWKER'S INDEMNIFICATION

    Hawker shall be solely liable for and hereby agrees to defend, indemnify and hold harmless Equipment Division and its affiliates and their officers, directors, shareholders, agents and employees, from and against any and all liabilities, losses, damages, claims, costs and expenses for all injuries or death to persons and for all damages, losses of or loss of use of property caused by or arising out of the improper performance by Hawker of services pursuant to this Agreement.

    7.2  EQUIPMENT DIVISION'S INDEMNIFICATION

    Equipment Division shall be solely liable for and hereby agrees to defend, indemnify and hold harmless Hawker, and its affiliates and their officers, directors, shareholders, agents and employees, from and against any and all liabilities, losses, damages, claims, costs and expenses for all injuries or death to persons and for all damages, losses of or loss of use of property caused by or arising out of the improper performance by Equipment Division of any obligation hereunder and/or defective Equipment supplied by Equipment Division.


8   EXCUSABLE DELAY

    Equipment Division shall not be liable for any delay in delivery or failure in performance herein due to causes beyond Equipment Division's reasonable control including acts of God, acts of civil or military authorities, fires, strikes, floods, epidemics, war, civil disorder, riot, or other causes beyond Equipment Division's reasonable control and not due to Equipment Division's fault or negligence.


                                       14 of 19
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    In the event of any such delay, the date of delivery shall be extended for a period equal to the time lost by reason of the delay. This provision shall not, however, relieve Equipment Division from using reasonable efforts to continue prompt delivery performance while such causes exist and whenever such causes are removed. Equipment Division promptly shall notify Hawker when such delays occur and shall continue to advise it of new shipping schedules and/or changes thereto.


9   TERM OF AGREEMENT AND TERMINATION

    This Agreement shall become effective as of November 1, 1996 and shall remain in effect for a period of ten (10) years. It is to be automatically renewed thereafter for subsequent one (1)-year periods unless either Party provides the other Party with a six (6) month prior written notice not to renew.

    However, this Agreement may be terminated immediately:

      a)by either Party upon written notice to the other Party if:

         1) The other party commits a material breach under this Agreement, and fails to remedy such material breach in a reasonable amount of time after receipt of written notice thereof or

         2) a receiver is appointed for the whole or any substantial part of the other Party's assets, or

         3) the other Party enters into liquidation whether voluntary or compulsory, or

      b) by Equipment Division upon written notice to Hawker, if:

         1) Hawker consistently fails to reasonably maintain Equipment Division's existing required standards of quality in Hawker's performance of services pursuant to this Agreement, or

         2) Hawker ceases, on a permanent basis, to hold a valid certificate from the relevant authorities as referred to in Article 3.1 "Quality requirements".


10  NOTICES

    10.1 Notices under this Agreement shall be addressed to the respective Parties as follows:

          1.  The President and Chief Executive Officer


             HAWKER PACIFIC, INC.
             11310 Sherman Way
             Sun Valley, CA 91352-USA


                                       15 of 19

         2    The General Manager
              DUNLOP EQUIPMENT DIVISION
              Holbrook Lane Coventry
              CV6 4AA  England

    10.2 All communication under this agreement shall be given in writing either by personal delivery, by reputable air courier or by electronic transmission. The effective date for any such communication shall be deemed to be the date on which it is received by the addressee, unless later effectivity is specified therein.


11  APPLICABLE LAW AND LITIGATION

    11.1 The validity, construction and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

    11.2 The Parties shall endeavor in good faith to mutually resolve any disputes between them involving the interpretation, application or performance of this Agreement. Any such dispute which cannot be so resolved shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The place of arbitration shall be Winnipeg, Manitoba or other mutually agreeable location.

    11.3 In the event of any dispute resolved pursuant to paragraph 11.2 above, all expenses (including reasonable attorney's fees and costs) shall be apportioned as determined by the arbitrator(s).


12  SURVIVORSHIP

    12.1 In the event of termination or expiration of this Agreement, the rights and obligations of the Parties up to the date of such termination or expiration shall be honored by the Parties unless otherwise mutually agreed, and appropriate settlement of accounts shall be made.

    12.2 In any event, the rights and obligations of the Parties under the following Articles of this Agreement shall survive any expiration or termination of this Agreement:

           Article 3.2  Technical and Logistics Support
           Article 7    Liability
           Article 11   Applicable Law and Litigation
           Article 14   Inventory Buy Back
           Article 15   Miscellaneous


                                       16 of 19
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13  ASSIGNMENT

    Hawker shall not assign any rights or obligations arising under this Agreement without the prior written consent of Equipment Division and/or its successors. However, in the event that Hawker may be sold (whether by stock or asset sale or merger), this Agreement shall be assigned and transferred in its entirety to the Buyer of Hawker without the need for Equipment Division's prior written consent and shall remain fully enforceable thereafter. Notwithstanding the foregoing, under no circumstances shall any rights under this Agreement be transferred (whether by sale of Hawker, operation of law, assignment or other arrangement) to a competitor of Equipment Division.

     Equipment Division shall not assign any rights or obligations arising under this Agreement without the prior written consent of Hawker and/or its successors. However, in the event that Equipment Division may be sold (whether by stock or asset sale or merger), this Agreement shall be assigned and transferred in its entirety to the Buyer of Equipment Division without the need for Hawker's prior written consent and shall remain fully enforceable thereafter.

14  INVENTORY BUY BACK

    14.1 Subject to Section 14.3 Equipment Division shall buy back from Hawker all provisioned parts which become obsolete only as a result of mandatory modifications ordered by regulatory authorities or Equipment Division. Equipment Division will not be obligated to buy back obsolete parts where the Parties agree that Hawker has overprovisioned.

    14.2 For all parts that become surplus to Hawker's requirements, Hawker shall offer Equipment Division the right of refusal to purchase the same and, if Equipment Division declines, Hawker may sell the same to other parties.

    14.3 All parts bought back by Equipment Division shall be in new condition, free from shocks or marks. Equipment Division will credit Hawker upon receipt and inspection of parts bought back by Equipment Division at an amount equal to Hawker's cost of acquisition for such parts.


15  MISCELLANEOUS


    15.1 Hawker is an independent contractor and shall be solely responsible under any contract or agreement it enters into for the provision of the services contemplated to be provided by Hawker hereunder.


                                       17 of 19

    15.2 Without limiting Section 15.1 hereof, Hawker, its employees, agents, subsidiaries and affiliates are not to be construed as being the legal representatives of Equipment Division for any purpose whatsoever and have no right or authority to endeavor or create, in writing or in any other ways, any obligation of any kind, expressed or implied, in the name of or on behalf of Equipment Division.

    15.3 The rights herein granted and this Agreement are for the benefit of the Parties hereto and not for the benefit of any third person, firm or corporation, and nothing contained herein shall be construed to create any right of any third parties under, as a result of, or in connection with, this Agreement.

    15.4 The term "Equipment Division" throughout this Agreement includes, and this Agreement shall be binding upon all subsidiaries, affiliates and other entities owned or controlled by Equipment Division or its parent.


16  WAIVER

    The failure of either Party to enforce any of the provisions of this Agreement or to require at any time performance by the other Party of any provisions hereof, shall in no way affect the validity of this Agreement or any part thereof, or the right thereafter to enforce each and every such provision.

    The waiver of an express condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

    Anything done by either Party before this Agreement becomes effective, which would be in fulfillment of an obligation thereunder, shall, after this Agreement becomes effective, be treated as being in fulfillment of such obligation under this Agreement.


17  VOID PROVISIONS

    If any provision of this Agreement is determined to be void by any court of competent jurisdiction, than such determination shall not affect any other provision of this Agreement, and all such other provisions shall remain in full force and effect. It is the intention of the Parties that if any of the provisions of this Agreement are capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.


                                       18 of 19
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18  AMENDMENTS

    No modification, extension, waiver or amendment of this Agreement, or any of the provisions herein contained, shall be binding upon the Party against whom enforcement of such modification, extension, waiver or amendment is sought, unless it is made in writing and signed by an officer of such Party. Either Party may, by appropriate written notice, designate other individuals to whom the foregoing authority has been delegated.


19  INSPECTION VISITS

    At its sole expense, Equipment Division shall have the right to send technical, engineering and commercial representatives to Hawker's facilities for the purpose of conducting inspections during the term of this Agreement. All inspections shall be conducted during Hawker's normal business hours, and persons conducting such inspections shall coordinate their visits with Hawker's personnel prior to their arrival.


20  ENTIRE AGREEMENT

    This Agreement is the entire Agreement of the Parties and shall supersede any previously executed agreements or oral understandings between the Parties which relate to the subject matter of this Agreement.

    In WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on the date indicated.

    For:

    DUNLOP EQUIPMENT DIVISION               HAWKER PACIFIC, INC.

    /s/ P.G. SMITH                          /s/ DAVID L. LOKKEN
    -----------------------------           -----------------------------
    P.G. SMITH                              David L. LOKKEN
    Director and General Manager            President and CEO
    Date: 21 November 1996                  Date: 1 November 1996


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